                                   EXHIBIT 11

               STATEMENT REGARDING COMPUTATION OF PER SHARE LOSS

                                               Year             Year             Year
                                               Ended            Ended            Ended
                                          March 31, 1996   March 31, 1995   March 31, 1994
                                          ---------------  ---------------  ---------------
Net Loss                                    ($13,747,084)    ($11,904,153)    ($17,275,105)
                                            ============     ============     ============

 Calculation of shares outstanding:

  Weighted average common shares
   outstanding used in calculating net
   loss per share in accordance with
   generally accepted accounting
   principles                                 14,774,584       13,535,339       13,361,618
                                            ------------     ------------     ------------

   Total                                      14,774,584       13,535,339       13,361,618
                                            ============     ============     ============

 Net loss per share                               ($0.93)          ($0.88)          ($1.29)
                                            ============     ============     ============